Exhibit 4.3

[CONFORMED COPY]

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT, dated as of November 21, 2004, among CONGRESS FINANCIAL CORPORATION, as Senior Credit Agent, U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent, J. CREW OPERATING CORP., J. CREW, INC., GRACE HOLMES, INC., H.F.D. NO. 55, INC., J. CREW INTERNATIONAL, INC. and J. CREW INTERMEDIATE LLC.

WITNESSETH:

WHEREAS, the J. Crew Companies (such term and each other capitalized term used herein having the meanings set forth in Section 1 below), Intermediate, J. Crew Group Inc., certain lenders, Congress Financial Corporation, as administrative and collateral agent, and certain other parties are parties to the Loan and Security Agreement dated December 23, 2002, as amended (as further amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”);

WHEREAS, the Obligations of Operating and the other obligors under the Existing Credit Agreement are secured (together with certain other obligations) by various assets of the J. Crew Companies and Intermediate;

WHEREAS, the J. Crew Companies, Intermediate and U.S. Bank National Association, as administrative and collateral agent for the Junior Lenders, have entered into a Senior Subordinated Loan Agreement, dated of even date herewith (as amended, supplemented or otherwise modified from time to time, the “Junior Credit Agreement”), pursuant to which the Junior Lenders will make certain loans to Operating;

WHEREAS, pursuant to the terms of the Junior Credit Agreement, the J. Crew Companies and Intermediate have agreed, upon the occurrence of certain events, to enter into an indenture (the “Junior Indenture”) with U.S. Bank National Association, as trustee and collateral agent for the noteholders thereunder, pursuant to which Operating will issue to the Junior Lenders its 9¾% Senior Subordinated Notes due 2014 (the “Junior Notes”);

WHEREAS, the J. Crew Companies, Intermediate and the Collateral Agent have entered into the Junior Security Agreement dated of even date herewith (as amended, supplemented or otherwise modified from time to time, the “Junior Security Agreement”), pursuant to which the Grantors have granted to the Collateral Agent, for itself and on behalf of the Junior Creditors, second priority Liens in respect of the Common Collateral to secure the Junior Creditor Claims;

WHEREAS, Agent and Lenders under the Existing Credit Agreement have entered into Amendment No. 3 to Loan and Security Agreement dated of even date herewith (the “Existing Agreement Amendment”), to certain provisions of the Existing Credit Agreement that, among other things, permits the entry into the Junior Credit Agreement, the Junior Indenture and the Junior Security Agreement by the J. Crew Companies and Intermediate, and the granting of the second priority Liens in favor of the Junior Creditors under the Junior Security Agreement; and

WHEREAS, it is a condition precedent to the effectiveness of the Existing Agreement Amendment that the parties hereto enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.                                            (a) Definitions.  As used in this Agreement, the following terms have the meanings specified below:

“Accession Agreement” means an Accession Agreement in substantially the form of Annex I hereto.

“Agreement” means this Agreement, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Bankruptcy Law” means Title 11 of the United States Code and any similar Federal, state or foreign law for the relief of debtors.

“Business Day” means any day other than a Saturday, a Sunday or a day that is a legal holiday under the laws of the State of New York or on which banking institutions in the State of New York are required or authorized by law or other governmental action to close.

“Collateral Agent” means U.S. Bank National Association in its capacity as collateral agent under the Junior Collateral Documents, and also includes any successor, replacement or agent acting on its behalf as collateral agent for the Junior Creditors under the Junior Collateral Documents.

“Collateral Document” means any Senior Creditor Collateral Document or Junior Creditor Collateral Document.

“Common Collateral” means all of the assets of any Grantor, whether real, personal or mixed, constituting both Senior Creditor Collateral and Junior Creditor Collateral.

“Comparable Junior Creditor Collateral Document” means, in relation to any Common Collateral subject to any Lien created under any Senior Collateral Document, that Junior Creditor Collateral Document which creates a Lien on the same Common Collateral, granted by the same Grantor.

“Contingent Principal Notes” means the 16% Senior Discount Contingent Principal Notes due 2008 issued under the Contingent Principal Notes Indenture.

“Contingent Principal Notes Indenture” means that certain indenture, dated as of May 6, 2003, between Intermediate and the Contingent Principal Notes Trustee, pursuant to which Intermediate issued $120,000,000 aggregate principal amount of 16% Senior Discount Contingent Principal Notes due 2008.

“Contingent Principal Notes Trustee” means U.S. Bank National Association, in its capacity as trustee under the Contingent Principal Notes Indenture.

“Discharge of First-Lien Obligations” means, except to the extent otherwise provided in Section 5.6, payment in full in cash of the principal of and interest and premium, if any, on all Indebtedness in respect of the outstanding First-Lien Obligations or, with respect to Hedging Obligations or letters of credit outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with such First-Lien Obligations, in each case after or concurrently with termination of all commitments to extend credit thereunder, and payment in full in cash of any other Obligations in respect of the First-Lien Obligations that are due and payable or otherwise accrued and owing.  If after receipt of any payment of, or proceeds of collateral applied to the payment of, any of the Senior Creditor Claims (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of set-off or otherwise), Senior Credit Agent or any Senior Creditor is required to surrender or return such payment or proceeds to any person for any reason or  such payment or proceeds are set aside, then the Senior Creditor Claim intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Intercreditor Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Senior Credit Agent or such Senior Creditor, as the case may be, and no Discharge of First-Lien Obligations shall be deemed to have occurred.

“Exchange Date” means the date on which the outstanding Loans (as defined in the Junior Credit Agreement) are exchanged for any of the Junior Notes to be issued, authenticated and delivered pursuant to the Junior Indenture pursuant to Section 2.10 of the Junior Credit Agreement, as in effect on the date hereof.

“Existing Agreement Amendment” has the meaning set forth in the recitals hereto.

“Existing Credit Agreement” has the meaning set forth in the recitals hereto.

“First-Lien Obligations” means (a) the Obligations arising under or pursuant to the Senior Credit Agreement and (b) any other Indebtedness designated by Operating as a “First-Lien Obligation” for purposes of and in compliance with the terms of the Junior Credit Agreement or the Junior Indenture, as then in effect.

“Grantors” means each of the J. Crew Companies and upon the occurrence of the Exchange Date, Intermediate.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or the value of foreign currencies.

“Indebtedness” means and includes all Obligations that constitute “Indebtedness” within the meaning of any of the Junior Credit Agreement, the Junior Indenture, the Contingent Principal Notes Indenture or the Senior Credit Agreement, in each case as then in effect.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to any of their respective assets, (c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Intermediate” means J. Crew Intermediate LLC, a Delaware LLC.

“J. Crew Companies” means Operating, J. Crew Inc., a New Jersey corporation, Grace Holmes, Inc., a Delaware corporation doing business as J. Crew Retail, H.F.D. No. 55, Inc., a Delaware corporation doing business as J. Crew Factory, and J. Crew International, Inc., a Delaware corporation.

“Junior Creditor Claims” means all Obligations in respect of the Junior Credit Agreement, the Junior Indenture or the Contingent Principal Notes or arising under the Junior Creditor Documents or any of them.

“Junior Creditor Collateral” means all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Junior Creditor Claim.

“Junior Creditor Collateral Documents” means the Junior Security Agreement and any other document or instrument pursuant to which a Lien is granted by any Grantor to secure any Junior Creditor Claims or under which rights or remedies with respect to any such Lien are governed.

“Junior Creditor Documents” means (a) the Junior Credit Agreement and the notes issued thereunder, the Junior Indenture and the Junior Notes issued thereunder, the Contingent Principal Notes Indenture, the Contingent Principal Notes, the Junior Creditor Collateral Documents and any document or instrument evidencing or governing any Other Second-Lien Obligations and any (b) other related document or instrument executed and delivered pursuant to any Junior Creditor Document described in clause (a) above evidencing or governing any Obligations thereunder.

“Junior Creditors” means the Persons holding Junior Creditor Claims.

“Junior Credit Agreement” has the meaning set forth in the recitals hereto.

“Junior Indenture” has the meaning set forth in the recitals hereto.

“Junior Lender” means a “Lender” within the meaning of the Junior Credit Agreement.

“Junior Noteholder” means a holder of the Junior Notes.

“Junior Notes” has the meaning set forth in the recitals hereto.

“Junior Security Agreement” has the meaning set forth in the recitals hereto.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Obligations” means any and all obligations with respect to the payment of (a) any principal of or interest or premium on any Indebtedness, including any reimbursement obligation in respect of any letter of credit, (b) any fees, indemnification obligations, expense reimbursement obligations or other liabilities payable under the documentation governing any Indebtedness or (c) any obligation to post cash collateral or provide a backstop letter of credit in respect of letters of credit and any other obligations.  The term “Obligations” includes any principal, interest, fees, costs, expenses and other amounts arising after the commencement of any Insolvency or Liquidation Proceeding, whether or not such amounts have ceased to accrue under applicable law or whether or not allowed or allowable in whole or in part, in any such case or similar proceeding.

“Other Second-Lien Obligations” means (a) the Contingent Principal Notes and (b) any other Indebtedness designated by Operating as a “Second-Lien Obligation” for purposes of and in compliance with the terms of the Junior Credit Agreement or the Junior Indenture, as then in effect.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, entity or other party, including any government and any political subdivision, agency or instrumentality thereof.

“Pledged Collateral” means (a) the “Operating Equity Securities” and “Subsidiary Equity Securities” under, and as defined in, the Junior Security Agreement, and (b) any other tangible Common Collateral in the possession of the Senior Credit Agent (or its agents or bailees), to the extent that possession thereof is necessary to perfect a Lien thereon under the Uniform Commercial Code.

“Recovery” has the meaning set forth in Section 6.5 hereof.

“Senior Credit Agent” means Congress Financial Corporation in its capacity as collateral agent under the Senior Credit Agreement and the other Financing Agreements (as defined therein), and any successor thereto or replacement thereof and any agent appointed by it, or in its capacity as Senior Credit Agent hereunder (acting in such capacity for and on behalf of any Senior Creditors under any of the Senior Creditor Documents), or any other single agent for the Senior Creditors under the Senior Creditor Documents (including their respective collateral agents or other representatives) executing and delivering an Accession Agreement in substantially the form of Annex I hereto.

“Senior Credit Agreement” means the Existing Credit Agreement and all other Financing Agreements (as defined therein) and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder.

“Senior Creditor Claims” means (a) all Indebtedness outstanding under one or more of the Senior Creditor Documents or (b) all other Obligations (not constituting Indebtedness) of any Grantor under the Senior Creditor Documents. Senior Creditor Claims shall include all interest accrued or accruing (or which would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the relevant Senior Creditor Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding and any other amounts arising after the commencement of any Insolvency or Liquidation Proceeding, whether or not such amounts cease to accrue under applicable law and whether or not allowed or allowable in any case or proceeding. If after receipt of any payment of, or proceeds of collateral applied to the payment of, any of the Senior Creditor Claims (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of set-off or otherwise), Senior Credit Agent or any Senior Creditor is required to surrender or return such payment or proceeds to any person for any reason or such payment or proceeds are set aside, then the Senior Creditor Claim intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Intercreditor Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Senior Credit Agent or such Senior Creditor, as the case may be.

“Senior Creditor Collateral” means all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Senior Creditor Claim.

“Senior Creditor Collateral Documents” means the Financing Agreements (as defined in the Existing Credit Agreement), including without limitation the documents set forth on the Schedule attached hereto and any other agreement, document or instrument pursuant to which a Lien is granted securing any Senior Creditor Claims or under which rights or remedies with respect to such Liens are governed.

“Senior Creditor Documents” means the Senior Credit Agreement, the Senior Creditor Collateral Documents, and each of the other agreements, documents and instruments providing for or evidencing any other Obligation in respect of any First-Lien Obligation, and any other related document or instrument executed or delivered pursuant to any Senior Creditor Document at any time or otherwise evidencing any Senior Creditor Claims.

“Senior Creditors” means the Persons holding Senior Creditor Claims, including the Senior Credit Agent.

“Subsidiary” means any “Subsidiary” of Intermediate or Operating, as defined in the Junior Indenture, the Contingent Principal Notes Indenture or the Senior Credit Agreement.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

(b)                                 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and as to any Grantor shall be deemed to include a receiver, trustee or debtor-in-possession on behalf of any of such person or on behalf of any such successor or assign, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 2.                                            Lien Priorities.

2.1                                 Subordination.  Notwithstanding the date, manner or order of grant, attachment or perfection of any Liens granted to the Collateral Agent or the Junior Creditors on the Common Collateral or of any Liens granted to the Senior Credit Agent or the Senior Creditors on the Common Collateral and notwithstanding any provision of the UCC, or any applicable law or the Junior Creditor Documents or the Senior Creditor Documents or any other circumstance whatsoever, the Collateral Agent, for itself and on behalf of the Junior Creditors, hereby agrees that: (a) any Lien on the Common Collateral securing any Senior Creditor Claims now or hereafter held by or on behalf of the Senior Credit Agent or any Senior Creditors or any agent or trustee therefor shall be senior in all respects and prior to any Lien on the Common Collateral securing any of the Junior Creditor Claims; and (b) any Lien on the Common Collateral now or hereafter held by or on behalf of the Collateral Agent or any Junior Creditors or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any Senior Creditor Claims. All Liens on the Common Collateral securing any Senior Creditor Claims shall be and remain senior in all respects and prior to all Liens on the Common Collateral securing any Junior Creditor Claims for all purposes, whether or not such Liens securing any Senior Creditor Claims are subordinated to any Lien securing any other obligation of any Grantor or any other Person.

2.2                                 Prohibition on Contesting Liens.  Each of the Collateral Agent, for itself and on behalf of each Junior Creditor, and the Senior Credit Agent, for itself and on behalf of each Senior Creditor, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity or enforceability of a Lien held by or on behalf of any of the Senior Creditors in the Senior Creditor Collateral or by or on behalf of any of the Junior Creditors in the Common Collateral, as the case may be; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Senior Credit Agent or any Senior Creditor to enforce this Agreement, including the priority of the Liens securing the Senior Creditor Claims as provided in Section 2.1.

2.3                                 No New Liens.  So long as the Discharge of First-Lien Obligations has not occurred, the parties hereto agree that, after the date hereof, if the Collateral Agent shall hold any Lien on any assets of any Grantor securing any Junior Creditor Claims that are not also subject to the first-priority Lien of the Senior Credit Agent under the Senior Creditor Documents, the Collateral Agent, upon demand by the Senior Credit Agent or such Grantor, will, at Senior Credit Agent’s option, either release such Lien or assign it to the Senior Credit Agent as security for the Senior Creditor Claims or such Grantor shall grant a Lien thereon to Senior Credit Agent in a manner and on terms satisfactory to Senior Credit Agent.

Section 3.                                            Enforcement.

3.1                                 Exercise of Remedies.

(a)                                  So long as the Discharge of First-Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, (i) the Collateral Agent agrees, for itself and on behalf of the Junior Creditors, that it will not (A) exercise or seek to exercise any rights or remedies (including set-off or by notification of account debtors) with respect to any Common Collateral, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (B) contest, protest or object to any foreclosure proceeding or action brought by the Senior Credit Agent or any Senior Creditor, or the exercise any right under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Collateral Agent or any Junior Creditor is a party, or any other exercise by any such party, of any rights and remedies relating to the Common Collateral under the Senior Creditor Documents or otherwise, or (C) contest, protest or object to the forbearance by the Senior Creditors from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Common Collateral and (ii) the Senior Credit Agent and the Senior Creditors shall have the exclusive right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and make determinations regarding the release, disposition, or restrictions with respect to the Common Collateral without any consultation with or the consent of the Collateral Agent or any Junior Creditor; provided, that (A) in any Insolvency or Liquidation Proceeding commenced by or against any Grantor, the Collateral Agent may file a claim or statement of interest with respect to the Junior Creditor

Claims, (B) the Collateral Agent may send such notices of the existence of, or any evidence or confirmation of, the Junior Creditor Claims under the Junior Creditor Documents or the Liens of Collateral Agent in the Common Collateral to any court or governmental agency, or file or record any such notice or evidence to the extent necessary to prove or preserve the Liens of Collateral Agent in the Collateral and (C) the Collateral Agent may commence legal proceedings against a Grantor (but not any of the Common Collateral); provided, that, such legal proceeding does not interfere with the rights of Senior Credit Agent or any Senior Creditor in and to the Common Collateral or the Senior Creditor Claims or the exercise by Senior Credit Agent or any Senior Creditor or of such rights or involve any contest or challenge to the validity, perfection, priority or enforceability of the Liens of Senior Credit Agent or of the Senior Creditor Claims and in any event the Collateral Agent may not enforce any judgment against any of the Common Collateral. The Collateral Agent, for itself and on behalf of the Junior Creditors, agrees that the Senior Credit Agent and the Senior Creditors, in exercising rights and remedies with respect to the Common Collateral, may enforce the provisions of the Senior Creditor Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Common Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b)                                 The Collateral Agent, for itself and on behalf of the Junior Creditors, agrees that it will not take or receive any Common Collateral or any proceeds of Common Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any Common Collateral, unless and until the Discharge of First-Lien Obligations has occurred. Without limiting the generality of the foregoing, unless and until the Discharge of First-Lien Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.1(a) above, the sole right of the Collateral Agent and the Junior Creditors with respect to the Common Collateral is to hold a Lien on the Common Collateral pursuant to the Junior Creditor Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of the First-Lien Obligations has occurred.

(c)                                  The Collateral Agent, for itself and on behalf of the Junior Creditors, agrees that it will not take any action that would hinder any exercise of remedies undertaken by the Senior Credit Agent under the Senior Loan Documents, including any sale, lease, exchange, transfer or other disposition of the Common Collateral, whether by foreclosure or otherwise, and the Collateral Agent, for itself and on behalf of the Junior Creditors, hereby waives any and all rights it may have as a junior lien creditor or otherwise to object to the manner in which the Senior Credit Agent or the Senior Creditors seek to enforce or collect the Senior Creditor Claims or the Liens granted in any of the Senior Creditor Collateral, regardless of whether any action or failure to act by or on behalf of the Senior Credit Agent or Senior Creditors is adverse to the interest of the Junior Creditors.

(d)                                 The Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Junior Creditor Document shall be deemed to restrict in any way the rights and remedies of the Senior Credit Agent or the Senior Creditors with respect to the Common Collateral as set forth in this Agreement and the Senior Creditor Documents.

3.2                                 Cooperation.  Subject to the proviso in clause (ii) of Section 3.1(a) above, the Collateral Agent, for itself and on behalf of the Junior Creditors, agrees that, unless and until the Discharge of First-Lien Obligations has occurred, it will not commence, or join with any Person (other than the Senior Creditors and the Senior Credit Agent upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it under any of the Junior Creditor Documents or otherwise.

Section 4.                                            Payments.

4.1                                 Application of Proceeds.   As long as the Discharge of First-Lien Obligations has not occurred, the Common Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Common Collateral upon the exercise of remedies, shall be applied by the Senior Credit Agent to the Senior Creditor Claims in such order as specified in the relevant Senior Creditor Documents until the Discharge of First-Lien Obligations has occurred. Upon the Discharge of First-Lien Obligations, to the extent permitted under applicable law and without risk of legal liability to Senior Credit Agent or any Senior Creditor, the Senior Credit Agent shall deliver to the Collateral Agent any proceeds of Common Collateral held by it at such time in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Collateral Agent to the Junior Creditor Claims in such order as specified in the relevant Junior Creditor Documents.  The foregoing provisions of this Agreement are intended solely to govern the respective lien priorities as between the Collateral Agent and the Senior Credit Agent and shall not impose on Senior Credit Agent or any Senior Creditor any obligations in respect of the disposition of proceeds of foreclosure on any Common Collateral which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or other governmental authority or any applicable law.

4.2                                 Payments Over.   Any Common Collateral or proceeds thereof received by the Collateral Agent in connection with the exercise of any right or remedy (including set-off) relating to the Common Collateral prior to the Discharge of First-Lien Obligations shall be segregated and held in trust and promptly paid over to the Senior Credit Agent for the benefit of the Senior Creditors in the same form as received, with any necessary endorsements or assignments or as a court of competent jurisdiction may otherwise direct. The Senior Credit Agent is hereby authorized to make any such endorsements or assignments as agent for the Collateral Agent.  This authorization is coupled with an interest and is irrevocable.

Section 5.                                            Other Agreements.

5.1                                 Releases.

(a)                                  If in connection with:

(i)                                     the exercise of the Senior Credit Agent’s remedies in respect of the Common Collateral provided for in Section 3.1, including any sale, lease, exchange, transfer or other disposition of any such Common Collateral;

(ii)                                  any sale, lease, exchange, transfer or other disposition of any Common Collateral permitted under the terms of the Senior Creditor Documents (whether or not an event of default or equivalent event thereunder, and as defined therein, has occurred and is continuing); or

(iii)                               any agreement between the Senior Credit Agent and any Grantor to release the Senior Credit Agent’s Lien on any portion of the Common Collateral (provided that after giving effect to the release, Obligations secured by the first priority Liens on the remaining Common Collateral remain outstanding);

the Senior Credit Agent, for itself or on behalf of any of the Senior Creditors, releases any of its Liens on any part of the Common Collateral, (A) the Liens, if any, of the Collateral Agent, for itself or for the benefit of the Junior Creditors, on such Common Collateral shall be automatically, unconditionally and simultaneously released to the same extent as the release of Senior Credit Agent’s Lien, provided, that, until the Indebtedness under the Contingent Principal Notes is repaid in full or the Contingent Principal Notes Indenture ceases to be qualified under the Trust Indenture Act of 1939, as amended (the “TIA”) or if at any time on or after the execution and delivery of the Junior Indenture such indenture is qualified under the TIA, and if and only to the extent necessary to comply with Section 314(d) of the TIA as to any such release, (1) any Grantor that is required under the TIA to do so shall provide, or Senior Credit Agent may, at its option (but shall have no obligation to) provide on behalf of any such Grantor, to the trustee or appropriate representative in respect of the Contingent Principal Notes or the Junior Notes, as the case may be, a certificate or opinion by an engineer, appraiser or other expert (which person may, except as otherwise required under the TIA, be an officer or other employee of any Grantor) of the fair value of the property to be released, and a certificate or opinion of an engineer, appraiser or other expert (including any attorney, and which person may, except as otherwise required under the TIA, be an officer or employee of any Grantor) that shall state that in the opinion of such person such release will not impair the security under the Contingent Principal Notes Indenture or the Junior Indenture, as the case may be, in contravention of the provisions thereof, or, if the fair value of the Common Collateral released since the commencement of the then current calendar year is ten (10%) percent or more of the aggregate principal amount of the Contingent Principal Notes at the time outstanding (until the Indebtedness under the Contingent Principal Notes is repaid in full or the Contingent Principal Notes Indenture ceases to be qualified under the TIA) or ten (10%) percent or more of the aggregate principal amount of the Junior Notes at the time outstanding (if at any time on or after the execution and delivery of the Junior Indenture such indenture is qualified under the TIA), Grantors shall, to the extent required under Section 314(d) of the TIA, cause an independent engineer, appraiser or other expert to deliver such certificates or opinions, promptly upon the request of Senior Credit Agent, (2) in the event that such certifications or opinions are at any time required to be delivered by any Grantor under the TIA, Senior Credit Agent is hereby authorized to obtain such documentation on behalf of each such Grantor at such Grantor’s expense, and to deliver it to the trustee or appropriate representative in respect of the Contingent Principal Notes or the Junior Notes, as the case may be, on behalf of such Grantor, and (3) each Grantor hereby confirms and agrees, for the benefit of any person providing such documentation upon the direction of Senior Credit Agent on behalf of such Grantor, that such release of the Common Collateral will not impair the security under the Contingent Principal Notes Indenture or the Junior Indenture, as the case may be, in contravention of the provisions thereof, (B) the

Collateral Agent, for itself or on behalf of any such Junior Creditor, shall promptly upon the request of Senior Credit Agent execute and deliver such release documents and confirmations of the authorization to file UCC amendments and terminations provided for herein, in each case as Senior Credit Agent may require in connection with such sale or other disposition by Senior Credit Agent, Senior Credit Agent’s agents or any Grantor with the consent of Senior Credit Agent to evidence and effectuate such termination and release, provided, that, any such release or UCC amendment or termination by Collateral Agent shall not extend to or otherwise affect any of the rights, if any, of Collateral Agent to the proceeds from any such sale or other disposition of Collateral, (C) the Collateral Agent, for itself or on behalf of any such Junior Creditor, shall be deemed to have authorized Senior Credit Agent to file UCC amendments and terminations covering the Common Collateral so sold or otherwise disposed of as to UCC financing statements between any Debtor and Junior Creditor to evidence such release and termination, and (D) the Collateral Agent, for itself or on behalf of any such Junior Creditor, shall be deemed to have consented under the Junior Creditor Documents to such sale or other disposition to the same extent as the Senior Credit Agent’s and Senior Creditors’ consent.

(b)                                 The Collateral Agent, for itself and on behalf of the Junior Creditors, hereby irrevocably constitutes and appoints the Senior Credit Agent and any officer or agent of the Senior Credit Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Collateral Agent or such holder or in the Senior Credit Agent’s own name, from time to time in the Senior Credit Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 5.1, including any termination statements, endorsements or other instruments of transfer or release.

5.2                                 Insurance.  Unless and until the Discharge of First-Lien Obligations has occurred, the Senior Credit Agent and the Senior Creditors shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Creditor Documents, to adjust settlement for any insurance policy covering the Common Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral. Unless and until the Discharge of First-Lien Obligations has occurred, all proceeds of any such policy and any such award if in respect to the Common Collateral shall be paid to the Senior Credit Agent for the benefit of the Senior Creditors to the extent required under the Senior Creditor Documents and thereafter to the Collateral Agent for the benefit of the Junior Creditors to the extent required under the applicable Junior Creditor Documents and then to the owner of the subject property or as a court of competent jurisdiction may otherwise direct. If the Collateral Agent shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Senior Credit Agent in accordance with the terms of Section 4.2.

5.3                                 Amendments to Junior Creditor Collateral Documents.  Without the prior written consent of the Senior Credit Agent, no Junior Creditor Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Junior Creditor Collateral Document, would be prohibited by or inconsistent with any of the terms of the Senior Creditor Documents. The

Collateral Agent agrees that each Junior Creditor Collateral Document shall include the following language (or language to similar effect approved by the Senior Credit Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of November 21, 2004 (as amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Congress Financial Corporation, as Senior Credit Agent, U.S. Bank National Association, as Collateral Agent, J. Crew Operating Corp., J. Crew, Inc., Grace Holmes, Inc., H.F.D. No. 55, Inc., J. Crew International, Inc. and J. Crew Intermediate LLC. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.”.

5.4                                 Rights As Unsecured Creditors.  Notwithstanding anything to the contrary in this Agreement, the Collateral Agent and the Junior Creditors may exercise rights and remedies as an unsecured creditor against any Grantor or any Subsidiary that has guaranteed the Junior Creditor Claims in accordance with the terms of the Junior Creditor Documents and applicable law. Nothing in this Agreement shall prohibit the receipt by the Collateral Agent or any Junior Creditors of the required payments of interest and principal so long as such receipt is not the direct or indirect result of the exercise by the Collateral Agent or any Junior Creditor of foreclosure rights or remedies as a secured creditor or enforcement in contravention of this Agreement of any Lien held by any of them.  Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the Senior Credit Agent or the Senior Creditors may have with respect to the Senior Creditor Collateral and the foregoing shall not be construed to limit or otherwise affect any of the rights of Senior Credit Agent or any Senior Creditor under the subordination provisions in the Junior Creditor Documents or under any other provisions thereof or any of the obligations and duties of Collateral Agent, Junior Creditors or any Grantor thereunder or under any of the Senior Creditor Documents.

5.5                                 Bailee for Perfection.

(a)                                  The Senior Credit Agent agrees to hold any Pledged Collateral that is part of the Common Collateral that is in its possession or control (or in the possession or control of its agents or bailees) as bailee and agent for and on behalf of the Collateral Agent solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to any Junior Creditor Collateral Document, subject to the terms and conditions of this Section 5.5.

(b)                                 Until the Discharge of First-Lien Obligations has occurred, the Senior Credit Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the Senior Creditor Documents as if the Liens of the Collateral Agent under the Junior Creditor Collateral Documents did not exist. The rights of the Collateral Agent shall at all times be subject to the terms of this Agreement and to the Senior Credit Agent’s rights under the Senior Creditor Documents.

(c)                                  The Senior Credit Agent shall have no obligation whatsoever to the Collateral Agent or any Junior Creditor to assure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5. The duties or responsibilities of the Senior Credit Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as bailee and agent for and on behalf of the Collateral Agent for purposes of perfecting the Lien held by the Collateral Agent.

(d)                                 The Senior Credit Agent shall not have by reason of the Junior Creditor Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of the Collateral Agent or any Junior Creditor and shall not have any liability to Collateral Agent or any Junior Creditor in connection with its holding the Pledged Collateral, other than for its gross negligence or willful misconduct as determined by a final, non-appealable order of a court of competent jurisdiction.

(e)                                  Upon the Discharge of First-Lien Obligations, to the extent permitted under applicable law and without risk of legal liability to Senior Credit Agent or any Senior Creditor, the Senior Credit Agent shall deliver to the Collateral Agent the remaining Pledged Collateral (if any) together with any necessary endorsements (or otherwise so as to allow the Collateral Agent to obtain control of such Pledged Collateral) in accordance with the instructions of the Collateral Agent or as a court of competent jurisdiction may otherwise direct. The foregoing provision shall not impose on Senior Credit Agent or any Senior Creditor any obligations which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or other governmental authority or any applicable law.

5.6                                 When Discharge of First-Lien Obligations Deemed to Not Have Occurred.  If at any time after the Discharge of First-Lien Obligations has occurred Operating designates any First-Lien Obligations for purposes hereof, then such Indebtedness shall automatically be treated as a First-Lien Obligation for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Common Collateral set forth herein. Upon receipt of notice of such designation (including the identity of the new Senior Credit Agent), the Collateral Agent shall promptly (i) enter into such documents and agreements (including amendments or supplements to this Agreement) as Operating or such new Senior Credit Agent shall reasonably request in order to provide to the new Senior Credit Agent the rights of the Senior Credit Agent contemplated hereby and (ii) deliver to the Senior Credit Agent the Pledged Collateral together with any necessary endorsements (or otherwise allow such Senior Credit Agent to obtain control of such Pledged Collateral).

5.7                                 Preference Issues.  If any Senior Creditor is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of any Grantor any amount (a “Recovery”), then the Senior Creditor Claims shall be reinstated to the extent of such Recovery and the Senior Creditors shall be entitled to a Discharge of First-Lien Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

5.8                                 Successor Senior Credit Agent.  At any time, in compliance with the terms of the Senior Creditor Documents, and with the prior written consent of the then existing Senior Credit Agent, Operating may designate a replacement Senior Credit Agent, and the existing Senior Credit Agent shall be replaced by such replacement Senior Credit Agent upon execution and delivery of an Accession Agreement.

Section 6.                                            Reliance; Waivers; etc.

6.1                                 Reliance.  The consent by the Senior Creditors to the execution and delivery of the Junior Creditor Documents and the grant to the Collateral Agent on behalf of the Junior Creditors of a Lien on the Common Collateral and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Creditors to any Grantor shall be deemed to have been given and made in reliance upon this Agreement.

6.2                                 No Warranties or Liability.  The Collateral Agent, for itself and on behalf of the Junior Creditors, acknowledges and agrees that each of the Senior Credit Agent and the Senior Creditors have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Creditor Documents, the ownership of any Common Collateral or the perfection or priority of any Liens thereon. The Collateral Agent agrees, for itself and on behalf of the Junior Creditors, that the Senior Creditors will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Creditor Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Creditors may manage their loans and extensions of credit without regard to any rights or interests that the Collateral Agent or any of the Junior Creditors have in the Common Collateral or otherwise, except as otherwise provided in this Agreement. Neither the Senior Credit Agent nor any Senior Creditor shall have any duty to the Collateral Agent or any of the Junior Creditors to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with Operating or Intermediate or any Subsidiary thereof (including the Junior Creditor Documents), regardless of any knowledge thereof which they may have or be charged with.

6.3                                 No Waiver of Lien Priorities.

(a)                                  No right of the Senior Creditors, the Senior Credit Agent or any of them to enforce any provision of this Agreement or any Senior Creditor Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by any Senior Creditor or the Senior Credit Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Senior Creditor Documents or any of the Junior Creditor Documents, regardless of any knowledge thereof which the Senior Credit Agent or the Senior Creditors, or any of them, may have or be otherwise charged with.

(b)                                 Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Grantors under the Senior Creditor Documents), the Senior Creditors, the Senior Credit Agent and any of them, may, at any time and from time to time, without the consent of, or notice to, the Collateral Agent or any Junior Creditor, without incurring any liabilities to the Collateral Agent or any Junior Creditor and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Collateral Agent or any Junior Creditor is affected, impaired or extinguished thereby) do any one or more of the following:

(i)                                     change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the Senior Creditor Claims or any Lien on any Senior Creditor Collateral or guaranty thereof or any liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Senior Creditor Claims, without any restriction as to the amount, tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the Senior Credit Agent or any of the Senior Creditors, the Senior Creditor Claims or any of the Senior Creditor Documents;

(ii)                                  sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Senior Creditor Collateral or any liability of any Grantor to the Senior Creditors or the Senior Credit Agent, or any liability incurred directly or indirectly in respect thereof;

(iii)                               settle or compromise any Senior Creditor Claim or any other liability of any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Senior Creditor Claims) in any manner or order; and

(iv)                              exercise or delay in or refrain from exercising any right or remedy against any Grantor or any other Person, elect any remedy and otherwise deal freely with any Grantor or any Senior Creditor Collateral and any security and any guarantor or any liability of any Grantor to the Senior Creditors or any liability incurred directly or indirectly in respect thereof.

(c)                                  The Collateral Agent, for itself and on behalf of the Junior Creditors, also agrees that the Senior Creditors and the Senior Credit Agent shall have no liability with respect to any actions which the Senior Creditors or the Senior Credit Agent may take or permit or omit to take with respect to: (i) the Senior Creditor Documents, (ii) the collection of the Senior Creditor Claims or (iii) the foreclosure upon, or sale, liquidation or other disposition of, any Senior Creditor Collateral. The Collateral Agent, for itself and on behalf of the Junior Creditors, agrees that the Senior Creditors and the Senior Credit Agent have no duty to them in respect of the maintenance or preservation of the Senior Creditor Collateral, the Senior Creditor Claims or otherwise.

(d)                                 The Collateral Agent agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Common Collateral or any other similar rights a junior secured creditor may have under applicable law.

6.4                                 Obligations Unconditional.  All rights, interests, agreements and obligations of the Senior Credit Agent and the Senior Creditors and the Collateral Agent and the Junior Creditors, respectively, hereunder shall remain in full force and effect irrespective of:

(a)                                  any lack of validity or enforceability of any Senior Creditor Documents or any Junior Creditor Documents;

(b)                                 any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Creditor Claims or Junior Creditor Claims, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Senior Credit Agreement or any other Senior Creditor Document or of the terms of the Junior Credit Agreement, the Junior Indenture or any other Junior Creditor Document;

(c)                                  any exchange of any security interest in any Common Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Creditor Claims or Junior Creditor Claims or any guarantee thereof;

(d)                                 the commencement of any Insolvency or Liquidation Proceeding in respect of any Grantor; or

(e)                                  any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the Senior Creditor Claims, or of the Collateral Agent or any Junior Creditor in respect of this Agreement.

Section 7.                                            Miscellaneous.

7.1                                 Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of the Senior Creditor Documents or the Junior Creditor Documents, the provisions of this Agreement shall govern.

7.2                                 Continuing Nature of this Agreement; Severability.  This Agreement shall continue to be effective until the Discharge of First-Lien Obligations shall have occurred. This is a continuing agreement of lien subordination and the Senior Creditors may continue, at any time and without notice to the Collateral Agent or any Junior Creditor, to extend credit and other financial accommodations and lend monies to or for the benefit of any Grantor constituting Senior Creditor Claims on reliance hereof. The Collateral Agent, for itself and on behalf of the Junior Creditors, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. The relative rights of Senior Creditors and Junior Creditor to repayment of the Senior Creditor Claims and the Junior Creditor Claims, respectively, and in or to any distributions from or in respect of any Grantor or any Collateral or proceeds of Collateral, shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, such Grantor as debtor in possession.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.3                                 Bankruptcy Financing.  If any Grantor shall become subject to a proceeding under the U.S. Bankruptcy Code and if a Senior Creditor desires to permit the use of cash collateral or to provide financing to such Grantor under either Section 363 or Section 364 of the U.S. Bankruptcy Code, Collateral Agent, on behalf of itself and each Junior Creditor, agrees as follows: (a) adequate notice to Collateral Agent and Junior Creditors shall have been provided for such financing or use of cash collateral if Collateral Agent receives notice two (2) business days prior to the entry of the order approving such financing or use of cash collateral and (b) no objection will be raised by Collateral Agent or any Junior Creditor to any such financing or use of cash collateral on the ground of a failure to provide “adequate protection” for Collateral Agent’s junior Liens on the Common Collateral or any other grounds, provided Collateral Agent retains a Lien on the post petition Common Collateral with the same priority as existed prior to the commencement of the proceeding under the U.S. Bankruptcy Code to the extent entitled thereto.  For purposes of this Section, notice of a proposed financing or use of cash collateral shall be deemed given when given, in the manner prescribed by Section 7.7 hereof, to Collateral Agent.

7.4                                 Amendments; Waivers.  No amendment, modification or waiver of any of the provisions of this Agreement by the Collateral Agent or the Senior Credit Agent shall be deemed to be made unless the same shall be in writing signed on behalf of the party making the same or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. The Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights or obligations are directly affected.

7.5                                 Subrogation.  The Collateral Agent, for itself and on behalf of the Junior Creditors, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First-Lien Obligations has occurred.

7.6                                 Consent to Jurisdiction; Waivers.  The parties hereto consent to the jurisdiction of any state or federal court located in New York, New York, and consent that all service of process may be made by registered mail directed to such party as provided in Section 7.7 below for such party. Service so made shall be deemed to be completed three days after the same shall be posted as aforesaid. The parties hereto waive any objection to any action instituted hereunder based on forum non conveniens, and any objection to the venue of any action instituted hereunder. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, or arising out of, under or in connection with this Agreement or any other Loan Document, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

7.7                                 Notices.  All notices to the Junior Creditors and the Senior Creditors permitted or required under this Agreement may be sent to the Collateral Agent and the Senior Credit Agent, respectively. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, electronically mailed or sent by courier service, facsimile transmission or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile transmission or electronic mail or four Business Days after deposit in the U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Collateral Agent:

U.S. Bank National Association
Goodwin Square
225 Asylum Street
Hartford, Connecticut 06103
Facsimile No.: 860-241-6897
Attention: Corporate Trust Department / Michael Hopkins

Senior Credit Agent:

Congress Financial Corporation
1133 Avenue of the Americas
New York, New York 10036
Attention: Portfolio Manager
Telephone No.: 212-840-2000
Facsimile No.: 212-545-4283

Each Grantor:

J. Crew Operating Corp.
770 Broadway
New York, New York 10003
Facsimile No.: (212) 209-2666
Atterntion: Cheif Financial Officer

With a copy to:

Cleary Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, New York 10006
Facsimile No.: (212) 225-3999
Attention: Michael L. Ryan

7.8                                 Further Assurances.  The Collateral Agent agrees that it shall, for itself and on behalf of the Junior Creditors, take such further action and shall execute and deliver to the Senior Credit Agent and the Senior Creditors such additional documents and instruments (in recordable form, if requested) as the Senior Credit Agent or the Senior Creditors may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.

7.9                                 Governing Law.  The internal law of the State of New York shall govern and be used to construe this Agreement.

7.10                           Binding on Successors and Assigns.  This Agreement shall be binding upon the Senior Credit Agent, the Senior Creditors, the Collateral Agent, Grantors and their respective permitted successors and assigns.

7.11                           Specific Performance.  The Senior Credit Agent may demand specific performance of this Agreement. The Collateral Agent, for itself and on behalf of the Junior Creditors, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Senior Credit Agent.

7.12                           Section Titles; Time Periods.  The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

7.13                           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document.

7.14                           Authorization.   By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

7.15                           No Third Party Beneficiaries.  This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of the holders of Senior Creditor Claims and Junior Creditor Claims. No other Person shall have or be entitled to assert rights or benefits hereunder.

7.16                           Effectiveness.  This Agreement shall become effective on the Closing Date (as defined in the Junior Credit Agreement). This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding.

7.17                           Senior Credit Agent and Collateral Agent.  It is understood and agreed that (a) Congress Financial Corporation is entering into this Agreement in its capacity as Senior Credit Agent and the provisions of Article 7 of the Existing Credit Agreement applicable to Congress Financial Corporation as administrative agent thereunder shall also apply to Congress Financial Corporation as Senior Credit Agent hereunder, and (b) U.S. Bank National Association is entering into this Agreement in its capacity as Collateral Agent and the provisions of Article 7 of the Junior Credit Agreement and Article 7 of the Junior Indenture applicable to the Collateral Agent thereunder shall also apply to U.S. Bank National Association as Collateral Agent hereunder.

7.18                           Designations.  For purposes of the provisions hereof and the Junior Credit Agreement and the Junior Indenture requiring Operating to designate Indebtedness as “First-Lien Obligations” or to make any other designation for any other purpose hereunder or under the Junior Credit Agreement or the Junior Indenture, as then in effect, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of Operating by an officer thereof and delivered to the Collateral Agent and the Senior Credit Agent..

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SENIOR CREDIT AGENT		OPERATING

CONGRESS FINANCIAL CORPORATION,		J. CREW OPERATING CORP.
as Senior Credit Agent		By:	/s/ Amanda J. Bokman

By:	/s/ Jason Searle	Title:	Chief Financial Officer

Title:	Assistant Vice President
J. CREW

J. CREW, INC.

		By:	/s/ Amanda J. Bokman

		Title:	Chief Financial Officer

RETAIL

GRACE HOLMES, INC.

		By:	/s/ Amanda J. Bokman

		Title:	Chief Financial Officer

FACTORY

H.F.D. NO. 55, INC.

		By:	/s/ Amanda J. Bokman

		Title:	Chief Financial Officer

JCI

J. CREW INTERNATIONAL, INC.

		By:	/s/ Nicholas P. Lamberti

		Title:	VP Controller

INTERMEDIATE

J. CREW INTERMEDIATE LLC

By:	/s/ Amanda J. Bokman

Title:	Chief Financial Officer

COLLATERAL AGENT

U.S. BANK NATIONAL ASSOCIATION
as the Collateral Agent

By:	/s/ Michael M. Hopkins

Title:	Vice President

Annex I

FORM OF ACCESSION AGREEMENT

This ACCESSION AGREEMENT, dated as of [DATE] (this “Agreement”), is entered into by and among [name of Collateral Agent] in its capacity as Collateral Agent for the benefit of the Junior Creditors under the terms of the Intercreditor Agreement; Intermediate and each of the J. Crew Companies; [name of existing Senior Credit Agent] (the “Existing Senior Credit Agent”), as Senior Credit Agent for the benefit of the Senior Creditors under the terms of the Intercreditor Agreement and [name of new Senior Credit Agent] (the “New Senior Credit Agent”), as replacement Senior Credit Agent for the benefit of the Senior Creditors under the terms of the Intercreditor Agreement.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Intercreditor Agreement.

WHEREAS, Congress Financial Corporation, as Senior Credit Agent, U.S. Bank National Association, as Collateral Agent, J. Crew Operating Corp., J. Crew Inc., Grace Holmes, Inc., H.F.D. No. 55, J. Crew International, Inc. and J. Crew Intermediate LLC, as Grantors, are parties to that certain Intercreditor Agreement, dated as of November 21, 2004 (the “Intercreditor Agreement”);

WHEREAS pursuant to Section 5.8 of the Intercreditor Agreement, Operating has designated [new Senior Credit Agent] as “Senior Credit Agent” for purposes thereof, to replace [existing Senior Credit Agent] in such capacity;

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Consent and Agreement.  The New Senior Credit Agent hereby consents and agrees to be made a party to, and to be bound as the Senior Credit Agent by all of the terms of, the Intercreditor Agreement, and ratifies any and all amendments, supplements, modifications, renewals and extensions heretofore made thereto, and shall have, on behalf of itself and each of the Senior Creditors, all the rights and obligations of the Senior Credit Agent as specified therein.

2.                                       Resignation and Removal.  The Existing Senior Credit Agent hereby resigns and withdraws as Senior Credit Agent under the Intercreditor Agreement, in accordance with the terms thereof.

3.                                       Miscellaneous.  Each of the provisions of Sections 7.6, 7.7, 7.9, 7.10, 7.12 and 7.14 of the Intercreditor Agreement shall apply, mutatis mutandis, to this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

NEW SENIOR CREDIT AGENT

[ ],
as Senior Credit Agent

By:

Title:

EXISTING SENIOR CREDIT AGENT

[ ]

By:

Title:

Acknowledged and Agreed:

COLLATERAL AGENT

[ ],

By:

Title:

J. CREW OPERATING CORP.

By:

Title:

J. CREW, INC.

By:

Title:

GRACE HOLMES, INC.

By:

Title:

H.F.D. NO. 55, INC.

By:

Title:

J. CREW INTERNATIONAL, INC.

By:

Title:

J. CREW INTERMEDIATE LLC

By:

Title: